                                                                    EXHIBIT 12.1

        CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                                              YEAR ENDED DECEMBER 31,
                                              --------------------------------------------------------
                                 NINE MONTHS
                                    ENDED
                                SEPTEMBER 30,
                                   2000 (1)    1999(1)      1998        1997        1996       1995
                                ------------  --------    --------    --------    --------    --------
RATIO OF EARNINGS TO FIXED
CHARGES
Pre-tax income from continuing
  operations before minority
  interest adjustment, equity
  investee income, or cumula-
  tive effect of changes in
  accounting principle            $ 38,331    $ 52,348    $ 43,398    $ 40,822    $ 29,466    $ 28,426
Interest expense:                   23,039      22,445      21,076      17,096      12,829      12,038
Amortization of loan costs           1,546       1,983       1,319       1,105       1,120       1,120
Minority interest in pre-tax
  income of subsidiaries that
  have no fixed charges               (349)       (361)       (484)       (150)        (50)       (211)
Amortization of capitalized
  interest                             603         502         250         144          36
Distributed income of equity
  investees                         (2,269)     (3,302)     (1,628)        225       3,371       1,396
Share of pre-tax losses of
  equity investees for which
  charges arise from guarantees
                                  --------    --------    --------    --------    --------    --------
Earnings before cumulative
  effect of changes in
  accounting principle            $ 60,901    $ 73,615    $ 63,931    $ 59,242    $ 46,772    $ 42,769
                                  ========    ========    ========    ========    ========    ========

FIXED CHARGES
Interest expensed and
  capitalized                     $ 29,379    $ 31,445    $ 28,676    $ 20,296    $ 15,629    $ 13,138
Amortization of loan costs           1,546       1,983       1,319       1,105       1,120       1,120
Preferred dividends                  6,563       8,750       4,690       3,060
                                  --------    --------    --------    --------    --------    --------
                                  $ 37,488    $ 42,178    $ 34,685    $ 24,461    $ 16,749    $ 14,258
                                  ========    ========    ========    ========    ========    ========
RATIO OF EARNINGS TO FIXED
CHARGES                               1.62        1.75        1.84        2.42        2.79        3.00
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